Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements Nos. 333-182635 and 333-186666 on Form S-8 of HomeTrust Bancshares, Inc., of our report dated September 13, 2013, with respect to the consolidated balance sheets of HomeTrust Bancshares, Inc. and subsidiary as of June 30, 2013 and 2012, and the related consolidated statements of income (loss), comprehensive income (loss), changes in stockholders’ equity and cash flows for each of the years in the three-year period ended June 30, 2013, which report appears in HomeTrust Bancshares, Inc. 2013 Annual Report on Form 10-K.

/s/ DIXON HUGHES GOODMAN LLP

Charlotte, North Carolina
September 13, 2013